Exhibit 99.1

Greatbatch, Inc. Reports Second Quarter 2009 Results

CLARENCE, N.Y.--(BUSINESS WIRE)--August 4, 2009--Greatbatch, Inc. (NYSE:GB), today announced its results of operations for the second quarter ended July 3, 2009.

Highlights

In comparison to the second quarter of 2008:

  Revenue of $135 million, down 5%, reflects 10% CRM/Neuromodulation growth.
  GAAP EPS of $0.28 and Adjusted EPS of $0.40 increased 33%.
  Operating Margin improved to 9.3% on a GAAP basis and 11.1% on an adjusted basis.

“We continue to deliver solid financial results, which are a direct result of our balanced approach to diversifying our revenue base, continuously generating value through operating performance improvements, and delivering innovative new products to our customers,” stated Thomas J. Hook, Greatbatch’s President & Chief Executive Officer. “We continued to make important strides in reducing costs and implementing the Greatbatch operating model across all of our business lines, as evidenced by the progress we have made on the integration of our acquisitions and our ongoing consolidation of facilities around the globe. We remain focused on reaching our financial and operational goals for the year, but we are also keenly aware of the market conditions that continue to impact our business. While these market conditions are expected to be our biggest challenge in the second half of 2009, we believe our strong cash generation, financial discipline and effective cost structure will enable us to continue to increase shareholder value.”

Second Quarter Results

Consolidated sales in the second quarter of 2009 were $134.7 million compared to $141.6 million in the comparable 2008 period. Cardiac Rhythm Management (“CRM”) and Neuromodulation revenue growth of 10% was offset by lower Orthopaedic and Electrochem revenue due to a slow-down in these markets and approximately $2 million of foreign currency impact on our Orthopaedic sales.

Gross profit as a percentage of revenue for the 2009 quarter improved 210 basis points to 30.8%, compared to 28.7% for the second quarter 2008. This improvement was due to a higher mix of CRM/Neuromodulation revenue in the current quarter as well as the impact of consolidation initiatives completed over the past year.

Selling, general and administrative expenses for the second quarter of 2009 decreased $0.8 million compared to the same period of 2008. This decrease was primarily due to lower legal expenses of $2.2 million, partially offset by increased corporate development initiatives.

Net research, development and engineering costs (“RD&E”) for the 2009 second quarter were $8.7 million which, as expected, were $1.0 million higher versus second quarter 2008. This increase was due to the strategic decision in 2009 to further invest resources in the development of new technologies in order to provide solutions to our customers and ultimately create long-term growth opportunities.

As a result of the above, operating income stated in accordance with generally accepted accounting principles (“GAAP”) for the second quarter of 2009 was $12.5 million, or 9.3% of sales compared to $11.4 million or 8.0% of sales in second quarter 2008. Similarly, adjusted operating income was $14.9 million, or 11.1% of sales, in the second quarter 2009, compared to $14.2 million, or 10.0% of sales, for the comparable 2008 period. Adjusted amounts exclude the impact of acquisition-related charges (in-process research and development (“IPR&D”), inventory step-up amortization), as well as facility consolidation, manufacturing transfer, and system integration expenses. (See Table A for reconciliations of adjusted amounts to GAAP).

Beginning in 2009, the Company adopted FASB Staff Position (“FSP”) APB 14-1, “Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion.” This FSP requires issuers of convertible debt to recognize interest cost at their nonconvertible debt borrowing rate. The impact of the adoption of this statement was to increase the Company’s non-cash interest expense by $1.8 million for the second quarter of 2009, or $0.05 per diluted share. Additionally, FSP APB 14-1 requires the restatement of prior year financial statements when presented. As a result, second quarter 2008 interest expense has been restated to include $1.7 million related to this FSP, or $0.05 per diluted share.

The effective tax rate for the second quarter 2009 was 19.4%, compared to 27.4% for the same period in 2008. The 2009 second quarter effective tax rate includes the favorable impact of the resolution of tax audits during the quarter. Based upon the results of the first two quarters of 2009, the effective tax rate for 2009 is now expected to be approximately 29%.

GAAP EPS increased 33% to $0.28 per share in the quarter, compared to $0.21 per share in second quarter 2008. Similarly, adjusted EPS increased 33% to $0.40 per share in the quarter from $0.30 per share in the second quarter 2008. (See Table B for reconciliations of adjusted amounts to GAAP)

Cash flows from operations for the second quarter of 2009 of approximately $22 million were consistent with the prior year. These funds were used to support normal capital expenditures and to pay down our line of credit $10 million, or 8% of the outstanding balance. As of July 3, 2009 the Company had $114 million available under its line of credit to support operations.

“We continued to deliver year-over-year operating margin improvement this quarter, which is attributable to a strong performance in our Greatbatch Medical segment, specifically the CRM product line which benefitted from the timing of customer product launches and underlying market growth,” commented Thomas J. Mazza, Senior Vice President & Chief Financial Officer. “Additionally, our cash flow generation provided us with capital to execute on all of our strategic priorities while also paying down our debt. Despite limited visibility in our industry, we remain confident in our ability to reach estimated revenue and operating performance throughout 2009 while continuing to invest in new technologies to support our long term growth initiatives and emerge from the economic downturn as a stronger company.”

Product Lines

The following table summarizes the Company’s sales by major product lines for the second quarters of 2009 and 2008 (in thousands):

	2009	2008	%
Product Lines	2nd Qtr.	2nd Qtr.	Change
Greatbatch Medical
CRM/Neuromodulation	$78,026	$70,720	10%
Vascular Access	9,152	9,842	-7%
Orthopaedic	31,389	40,974	-23%
Total Greatbatch Medical	118,567	121,536	-2%
Electrochem	16,158	20,112	-20%
Total Sales	$134,725	$141,648	-5%

Greatbatch Medical

CRM and Neuromodulation revenue of $78.0 million for the second quarter increased 10% over the prior year. The second quarter’s results benefited from strong feedthrough, coated component and assembly revenue that was partially offset by lower capacitor sales. Similar to prior quarters, CRM/Neuromodulation revenue can vary significantly from quarter to quarter based upon the timing of customer product launches, customer outsourcing decisions, changes in customer market share mix and customer inventory adjustments as well as market place field actions.

Second quarter revenues for the Vascular Access product line were $9.2 million, compared to the prior year quarter revenues of $9.8 million. This decrease was primarily due to lower catheter sales.

Orthopaedic product line revenues were $31.4 million for the quarter, compared to $41.0 million for second quarter 2008. Current quarter revenues include the negative impact of foreign currency exchange rate fluctuations of approximately $2 million and other market conditions. Additionally, second quarter 2008 revenue included the benefit from the release of approximately $3 million of excess backlog. We believe that year-over-year comparisons in orthopaedic revenues will continue to be challenging for the remainder of 2009. We continue to streamline and invest in our orthopaedic operations which we believe presents significant opportunities.

Electrochem

Second quarter 2009 sales for the Electrochem business segment were $16.2 million, compared to $20.1 million in the second quarter 2008. This decrease is primarily related to the slowdown in the Energy and Portable Medical markets, which caused customers to reduce inventory levels and push back projects. We continue to actively manage our business so that we will be better prepared to meet the needs of our customers once the markets recover.

Financial Guidance

Our continuing outlook is for 2009 annual revenue to be in the range of $550 million to $600 million. Additionally, we expect GAAP operating income to be between 8.5% and 10.5% of sales and adjusted operating income to be between 11.0% and 13.0% of sales in 2009. Adjusted operating income consists of GAAP operating income less costs associated with plant consolidations and integration of acquisitions of approximately $10 million to $13 million.

Conference Call

The Company will host a conference call on Tuesday August 4, 2009 at 4:00 p.m. E.T. to discuss these results. The scheduled conference call will be webcast live and is accessible through the Company’s website at www.greatbatch.com. An audio replay will also be available beginning from 7:00 p.m. E.T. on August 4, 2009 until August 11, 2009. To access the replay, dial 888-286-8010 (U.S.) or 617-801-6888 (International) and enter the passcode 55261616.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE: GB) provides top-quality technologies to industries that depend on reliable, long lasting performance through its brands Greatbatch Medical and Electrochem. Greatbatch Medical develops and manufactures critical technologies used in medical devices for the cardiac rhythm management, neuromodulation, vascular access and orthopaedic markets. Electrochem designs and manufactures battery and wireless sensing technologies for high-end niche applications in the Energy, Military, Portable Medical, and other markets. Additional information about the Company is available at www.greatbatch.com.

Forward-Looking Statements

Some of the statements in this press release, including the information provided under the caption “Financial Guidance,” and other written and oral statements made from time to time by the Company and its representatives are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These statements can be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or the negative of these terms or other comparable terminology. These statements are based on the Company’s current expectations. The Company’s actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the Company: our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing pressure from customers; our ability to timely and successfully implement our cost reduction and plant consolidation initiatives; our reliance on third party suppliers for raw materials, products and subcomponents; fluctuating operating results; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; our inability to successfully consummate and integrate acquisitions and to realize synergies and to operate these acquired businesses in accordance with expectations; our unsuccessful expansion into new markets; our inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; global economic factors including currency exchange rates and interest rates; and other risks and uncertainties described in the Company’s Annual Report on Form 10-K and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Use of Non-GAAP Financial Information

In addition to our results reported in accordance with GAAP, we provide adjusted operating income & margin, adjusted net income and adjusted earnings per diluted share. These adjusted amounts consist of GAAP amounts excluding (i) acquisition-related charges, (ii) facility consolidation, manufacturing transfer and system integration charges, (iii) asset disposition and other charges, and (iv) the income tax (benefit) related to these adjustments. Adjusted earnings per diluted share is calculated by dividing adjusted net income for diluted earnings per share by diluted weighted average shares outstanding. We believe that the presentation of adjusted operating income & margin, adjusted net income and adjusted earnings per share provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Table A: Operating Income Reconciliation (in thousands):

	2009	2008	2009	2008
	2nd Qtr.	2nd Qtr.	YTD	YTD
Operating income as reported:	$12,469	$11,352	$27,268	$7,212
In-process research and development	-	-	-	2,240
Acquisition charges (inventory step-up)	-	-	-	6,422
Sub-total	12,469	11,352	27,268	15,874
Adjustments:
Consolidation costs	1,578	1,022	3,477	1,966
Integration expenses	717	1,914	1,580	2,068
Asset dispositions & other	129	(55)	170	(125)
Operating income – adjusted	$14,893	$14,233	$32,495	$19,783
Operating margin – adjusted	11.1%	10.0%	11.8%	7.5%

Table B: Net Income & EPS Reconciliation (in thousands, except per share amounts):

	2009	2008	2009	2008
	2nd Qtr.	2nd Qtr.	YTD	YTD
Income (loss) before taxes as reported:	$8,145	$6,494	$17,873	$(871)
In-process research and development	-	-	-	2,240
Acquisition charges (inventory step-up)	-	-	-	6,422
Sub-total	8,145	6,494	17,873	7,791
Adjustments:
Consolidation costs	1,578	1,022	3,477	1,966
Integration expenses	717	1,914	1,580	2,068
Asset dispositions & other	129	(55)	170	(125)
Sub-total	10,569	9,375	23,100	11,700

Impact of FSP APB 14-1	1,810	1,680	3,588	3,327
Adjusted income before taxes	12,379	11,055	26,688	15,027
Adjusted provision for income taxes	3,065	4,035	7,732	4,374
Adjusted net income	$9,314	$7,020	$18,956	$10,653
Adjusted diluted EPS	$0.40	$0.30	$0.80	$0.46
Number of Shares (thousands)	23,900	24,000	23,900	24,000
Note:	1) Adjustments to 2008 were made based on the expected full year effective tax rate of 34.0% which includes the impact of IPR&D charges which are not deductible for tax purposes.
2) Adjustments to 2009 have been made based on the statutory tax rate of 35.0%.
3) 2008 amounts have been retroactively adjusted, as required by GAAP, to reflect the change in accounting under FSP APB 14-1.

GREATBATCH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited
(In thousands except per share amounts)

	Three months ended		Six months ended
	July 3,	June 27,	July 3,	June 27,
	2009	2008 (1)	2009	2008 (1)

Sales	$134,725	$141,648	$274,543	$263,802
Cost of sales	93,253	101,053	188,907	196,508
Gross profit	41,472	40,595	85,636	67,294
Operating expenses:
Selling, general and administrative expenses	17,885	18,657	36,572	37,004
Research, development and engineering costs, net	8,694	7,705	16,569	16,929
Acquired in-process research and development	-	-	-	2,240
Other operating expense, net	2,424	2,881	5,227	3,909
Total operating expenses	29,003	29,243	58,368	60,082
Operating income	12,469	11,352	27,268	7,212
Interest expense	4,930	4,889	9,819	9,967
Interest income	(2)	(125)	(27)	(521)
Other (income) expense, net	(604)	94	(397)	(1,363)
Income (loss) before provision (benefit)
for income taxes	8,145	6,494	17,873	(871)
Provision (benefit) for income taxes	1,583	1,781	4,647	(1,139)
Net income	$6,562	$4,713	$13,226	$268

Earnings per share:
Basic	$0.29	$0.21	$0.58	$0.01
Diluted	$0.28	$0.21	$0.56	$0.01

Weighted average shares outstanding:
Basic	23,000	22,500	22,900	22,500
Diluted	23,900	22,600	23,900	22,600
(1)	Prior year amounts have been retroactively adjusted, as required by GAAP, to reflect the change in accounting under FSP APB 14-1.

GREATBATCH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(In thousands)

ASSETS	July 3,	January 2,
	2009	2009 (1)
Current assets:
Cash and cash equivalents	$19,003	$22,063
Accounts receivable, net	86,533	86,364
Inventories, net	116,400	112,304
Deferred income taxes	2,928	8,086
Prepaid expenses and other current assets	11,299	6,754
Total current assets	236,163	235,571

Property, plant, and equipment, net	159,083	166,668
Intangible assets, net	121,862	126,389
Goodwill	302,137	302,221
Deferred income taxes	2,316	1,942
Other assets	15,967	15,242
Total assets	$837,528	$848,033

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$36,268	$48,727
Income taxes payable	501	4,128
Current portion of long-term debt	30,450	-
Accrued expenses and other current liabilities	34,096	40,497
Total current liabilities	101,315	93,352

Long-term debt	277,379	314,384
Deferred income taxes	56,049	57,905
Other long term liabilities	7,858	7,601
Total liabilities	442,601	473,242
Stockholders' equity:
Preferred stock	-	-
Common stock	23	23
Additional paid-in capital	289,438	283,322
Treasury stock	-	(741)
Retained earnings	108,489	95,263
Accumulated other comprehensive loss	(3,023)	(3,076)
Total stockholders’ equity	394,927	374,791
Total liabilities and stockholders' equity	$837,528	$848,033
(1)	January 2, 2009 amounts have been retroactively adjusted, as required by GAAP, to reflect the change in accounting under FSP APB 14-1.

CONTACT:
Greatbatch, Inc.
Marco Benedetti, 716-759-5856
Corporate Controller & Treasurer